FEDERATED DEPARTMENT STORES, INC.




                               Contacts:
                                  Media - Carol Sanger
News Release                              513/579-7764
                               Investor - Susan Robinson
                                          513/579-7780


FOR IMMEDIATE RELEASE

             FEDERATED TO ACQUIRE LIBERTY HOUSE
Hawaii's premier department store retailer to become part of Macy's

     CINCINNATI, OHIO, June 19, 2001 - Federated Department
Stores, Inc. today announced that it has entered into an agreement to purchase Liberty House, Hawaii's largest retailer and its only conventional department store group.
Terms of the deal, which is expected to close in July, were not disclosed.

     The acquisition will add 11 Liberty House department stores and seven resort and specialty stores in Hawaii, and one department store on Guam, to Federated's San Francisco-based Macy's West division - along with incremental new sales of approximately $275 million annually. The stores, which will retain the Liberty House name for the near term, ultimately will be converted to Macy's.

     "The Liberty House acquisition represents an exciting strategic and growth opportunity for Federated," said James
M. Zimmerman, Federated's chairman and chief executive officer. "It gives us entry into a very attractive new market, along with the ability to extend and build on the strengths of the Macy's franchise and the considerable talents of the Macy's West organization.

     "Liberty House stores are exceptional for their merchandising and overall island retail experience, and these stores are among the most productive in the retail industry. We believe the synergies created by the merger of Liberty House into Macy's West will enhance that record productivity," Zimmerman said. "This acquisition provides a strategic way of utilizing Federated's excess cash to strengthen the Macy's franchise while adding sales at a very high rate of incremental profit."

     Federated said that excluding one-time costs of about $50-60 million, the Liberty House acquisition is expected to have a neutral impact on the company's earnings per share over the next 18 months and to be accretive to Federated's earnings per share after that. The company plans to add approximately $24 million in conversion capital to its


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existing capital budget in 2001, for a total of $800
million. The current capital budget for 2002 and beyond remains unchanged at $850 million annually.

     Macy's West is Federated's largest division in terms of number of stores, with 117 department stores in Arizona, California, Minnesota, Nevada, New Mexico and Texas. It is the company's second highest sales-volume producer, with annual sales of more than $4.26 billion in 2000.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $18.4 billion. Federated currently operates more than 430 department stores in 33 states and Puerto Rico under the names of Macy's, Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus and Rich's, as well as macys.com, bloomingdales.com and Bloomingdale's By Mail. Federated also operates the Fingerhut catalog and e-commerce subsidiary.

                         #   #   #


(NOTE: This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the acquisition, the possibility that the acquisition may not be consummated and the ability of the company to achieve the synergies expected from the acquisition.)


(EDITOR'S NOTE: Please see attached fact sheet for information on Liberty House. Also, please refer to a concurrent Macy's West news release for additional details about the division's post-acquisition operating plans.)


                  Liberty House Fact Sheet



Number of stores:  12 department stores (11 in Hawaii, one on Guam)
                   7 resort and specialty stores

Number of employees:  approximately 3,000  (approx. 250 central office,
                                            2,750 stores)

Store Locations (Gross Square Footage):
     Department Stores
     -    Ala Moana Mall, Honolulu (326,595)
     -    Downtown Honolulu (85,185)
     -    Kaahumanu, Kahului, Maui (80,020)
     -    Kahala, Honolulu (108,671*)
     -    Kailua, Oahu (61,787)
     -    Kukui Grove, Lihue, Kauai (50,400)
     -    Makalapua Center, Kailua-Kona, Hawaii (50,400)
     -    Pearlridge, Oahu (150,000)
     -    Prince Kuhio Plaza, Hilo, Hawaii (50,477)
     -    Waikiki, Oahu (37,894)
     -    Windward Mall, Kaneohe, Oahu (86,397)
     -    Micronesia Mall, Guam (81,124)

                      Specialty Stores
     -    Hyatt Regency Maui (6,500)
     -    Four Seasons Viewpoint, Wailea, Maui (1,880)
     -    Market Place, Lihue, Kauai  (3,552)
     -    Mauna Lani Bay Hotel, Kohala Coast, Hawaii (2,750)
     -    Kings Shop, Wailkola (3,917)
     -    Kahala Lifestyles, Honolulu (2,643)
     -    Ala Moana Jewelry Gallery, Honolulu (1,806)

* Includes Kahala Men's store